Exhibit 99.1

Release:	On receipt, April 27, 2021
Media contact:	Jane Slusark, 515-362-0482, slusark.jane@principal.com
Investor contact:	John Egan, 515-235-9500, egan.john@principal.com

Principal Financial Group names Claudio Muruzábal to Board of Directors

Investor Day to be held on June 29

(Des Moines, Iowa) – Principal Financial Group® (Nasdaq: PFG) announced today that Claudio Muruzábal, president of SAP South Europe, Middle East, Africa and chairman of SAP Latin America & Caribbean, has been elected to the Principal® Board of Directors, effective July 1, 2021.

“Claudio brings immense global experience in many of the markets where Principal does business today, along with more than 25 years of leadership in the technology industry,” said Dan Houston, chairman, president and chief executive officer of Principal. “Claudio will bring valuable insight as we consider new and innovative approaches to delivering customer guidance and solutions, including through digital and direct channels. In addition, his personal commitment to advocating for education as a means of economic growth and social advancement pairs well with our purpose of helping more individuals and businesses access financial security.”

Muruzábal joined SAP, a leader in enterprise application software and analytics and business intelligence, in 2015 as regional president for its Latin America and Caribbean operations with a focus on helping businesses thrive through digital innovation. In 2020, he assumed responsibility for the South Europe, Middle East, and Africa region which includes 75 countries, 24 offices, 5,000 employees, and more than 23,000 customers. Prior to joining SAP, Muruzábal was chief executive officer of SAP Partner, NEORIS, a global management and IT consulting business, and previously, vice president of Teradata/NCR in Latin America.

A vocal supporter of education and entrepreneurship, Muruzábal is the Junior Achievement Americas vice chair and serves on the Council of the Americas Board. He was named one of the 100 Most Powerful Business People by Latin Trade Magazine in 2016, and was recognized as one of the HITEC Top 50 Most Influential and Notable Hispanic Professionals in IT Industry in LATAM and Spain in 2019. He holds a Global Executive MBA from Duke University, and a bachelor’s degree in Business Administration and Accounting from the Catholic University of Argentina.

As previously announced, Principal entered into an agreement with Elliott Investment Management, LP (“Elliott”), one the company’s largest investors, pursuant to which the company would appoint two new independent directors and conduct a strategic review of its business mix, capital management, and capital deployment options. Muruzábal is the second new independent director announced in connection with this agreement, following the appointment of Maliz Beams on February 23, 2021. Beams previously served as CEO of Retirement Solutions of VOYA Financial, President and CEO of Individual and Institutional Services at TIAA-CREF, and Partner of Zurich Scudder Investments, among other leadership roles in the financial services industry.

Principal will discuss the results of its strategic review, which is being led by the Board’s Finance Committee, at the company’s Investor Day, which will be held virtually on June 29, 2021. Additional details about the meeting will be shared closer to the date.

About Principal Financial Group®

Principal Financial Group® (Nasdaq: PFG) is a global financial company with 17,000 employees1 passionate about improving the wealth and well-being of people and businesses. In business for more than 140 years, we’re helping more than 34 million customers2 plan, insure, invest, and retire, while working to support the communities where we do business, improve our planet, and build a diverse, inclusive workforce. Principal® is proud to be recognized as one of the World’s Most Ethical Companies3, a member of the Bloomberg Gender Equality Index, and a Top 10 “Best Places to Work in Money Management4.” Learn more about Principal and our commitment to sustainability, inclusion, and purpose at principal.com.

1 As December 31,2020.
2 As December 31,2020.
3 Ethisphere Institute, 2021.
4 Pensions & Investments, 2020.

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